EXHIBIT 99.1

HUTCHINSON TECHNOLOGY REPORTS SECOND QUARTER RESULTS

Weaker Enterprise Demand and Slower Program Ramps Dampen Shipments

Gross Margin Up Sequentially on Inventory Build and Improved Operational Performance

Hutchinson, Minn., May 1, 2014 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported net sales of $60.7 million for its fiscal 2014 second quarter ended March 30, 2014, on suspension assembly shipments of 101.7 million, down 12% from 115.7 million in the preceding quarter.  Gross profit in the fiscal 2014 second quarter was $5.9 million, or 10% of net sales, compared with $5.5 million, or 8% of net sales in the preceding quarter.

Rick Penn, Hutchinson Technology’s president and chief executive officer, said the company’s second quarter suspension assembly shipments declined due to weakness in the enterprise segment, which utilizes a higher number of suspensions per drive, slower-than-expected ramps on certain new customer programs and seasonal softness.  “Despite the near-term weakness in demand, we believe we are well positioned with our key customers,” said Penn.

“During the quarter, we leveraged our capacity to build inventory that will be used to facilitate the transfer of additional production to our Thailand plant,” said Penn.  “We also realized improved yields at our Thailand and U.S. assembly operations and in our TSA+ process.”  Second quarter gross profit benefited from the inventory build and the resulting fixed cost leverage and the increases in manufacturing yields and efficiencies.

The company’s Thailand operation accounted for 55% of assembly production during the quarter, up from 52% in the preceding quarter.  “Our cost structure will benefit from continuing to shift more assembly volume to our Thailand plant, which we expect will account for about 60% to 65% of assembly production in our fiscal 2014 third quarter,” said Penn.

For its fiscal 2014 second quarter, the company reported a net loss of $8.7 million.  The net loss included:
▪	$800,000 of non-cash interest expense;
▪	$700,000 of severance and other costs related to the ongoing consolidation of the company’s operations; and
▪	a $600,000 foreign currency gain.

Excluding these items, the company’s fiscal 2014 second quarter net loss was $7.8 million, or $0.28 per share.

In the preceding quarter, the company’s $15.3 million net loss included a $4.5 million asset impairment charge on the company’s assembly building in Eau Claire, Wisconsin; a $3.2 million foreign currency loss; a $900,000 tax benefit; $800,000 of non-cash interest expense; and $600,000 of site consolidation costs related to the ongoing consolidation of its operations.  Excluding these items, the company’s fiscal 2014 first quarter net loss was $7.2 million, or $0.26 per share.

Average selling price in the fiscal 2014 second quarter was $0.57, compared with $0.59 in the preceding quarter.  The decline resulted from certain dual-stage actuated (DSA) suspensions transitioning to high-volume pricing, coupled with a slower-than-expected shift in product mix toward more DSA products.  Shipments of DSA suspensions accounted for 24% of second quarter shipments compared with 23% in the preceding quarter.

Cash and investments at the end of the fiscal 2014 second quarter totaled $40.2 million, unchanged from the preceding quarter.  Cash used by operations in the quarter totaled $2.2 million, primarily due to an increase in the company’s finished goods inventories, and capital spending totaled $3.1 million.  During the quarter, the company received $4.4 million of net proceeds from the sale of its Eau Claire assembly building and $1.5 million of lease financing.  Outstanding borrowings on the company’s revolving line of credit totaled $2.0 million at the end of the second quarter, flat with the preceding quarter.

The company expects its suspension assembly shipments in the fiscal 2014 third quarter to be relatively flat sequentially.  Third quarter average selling price is expected to be about flat sequentially before rising slightly in the fiscal 2014 fourth quarter as DSA suspension assemblies account for a higher percentage of the company’s shipments.  As a result of a planned decrease in third quarter production volumes, the company expects its gross margin to decline sequentially in its third quarter.

“We are pleased with the operational improvements we have made even though current demand is disappointing.  We expect to make further progress on reducing costs through the consolidation of our operations and the shift of more assembly volume to our Thailand plant,” said Penn. “Our financial performance will improve as the benefits of our improved cost structure become more material in the latter part of the calendar year and as our positions on customers’ new programs translate into increased demand.”

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  As a key worldwide supplier of suspension assemblies for disk drives, the company’s products help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements regarding demand for and shipments of the company's products, product mix, pricing, production costs, operating performance, operations in Thailand and the United States, cost reductions and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 30,	March 31,	March 30,	March 31,
	2014	2013	2014	2013

Net sales	$60,699	$60,930	$131,011	$124,629
Cost of sales	54,836	52,953	119,618	109,231
Gross profit	5,863	7,977	11,393	15,398

Research and development expenses	4,389	3,485	8,331	6,824
Selling, general and administrative expenses	6,212	6,216	12,075	12,382
Severance and site consolidation expenses	650	332	1,242	1,350
Asset impairment	-	-	4,470	-
Loss from operations	(5,388)	(2,056)	(14,725)	(5,158)

Other income, net	656	2,510	(2,417)	2,982
Gain on extinguishment of long-term debt	-	4,986	-	4,986
Interest income	10	12	35	62
Interest expense	(3,959)	(3,767)	(7,736)	(7,790)
Gain on short- and long-term investments	-	145	-	272
(Loss) income before income taxes	(8,681)	1,830	(24,843)	(4,646)

Provision (benefit) for income taxes	25	(37)	(791)	9

Net (loss) income	$(8,706)	$1,867	$(24,052)	$(4,655)

Basic (loss) income per share	$(0.31)	$0.07	$(0.86)	$(0.19)

Diluted (loss) income per share	$(0.31)	$0.07	$(0.86)	$(0.19)

Weighted-average common shares outstanding	28,047	25,319	27,923	24,635

Weighted-average diluted shares outstanding	28,047	26,555	27,923	24,635

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	March 30,	September 29,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$39,036	$39,403
Short-term investments - restricted	1,200	1,200
Trade receivables, net	20,257	21,680
Other receivables	2,034	3,214
Inventories	51,044	44,285
Other current assets	3,836	6,383
Total current assets	117,407	116,165
Property, plant and equipment, net	162,119	186,914
Other assets	2,968	3,596
Total assets	$282,494	$306,675

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt, net of discount	$40,217	$3,980
Current portion of capital lease	2,027	1,122
Accounts payable	17,588	23,535
Accrued expenses	7,207	6,066
Accrued compensation	11,095	9,251
Total current liabilities	78,134	43,954
Long-term debt, net of discount	86,439	123,023
Capital lease obligation	5,497	2,968
Other long-term liabilities	2,081	2,497
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 28,054,000 and 27,581,000
issued and outstanding	281	276
Additional paid-in capital	432,522	431,909
Accumulated other comprehensive loss	(604)	(148)
Accumulated loss	(321,856)	(297,804)
Total shareholders' equity	110,343	134,233
Total liabilities and shareholders' equity	$282,494	$306,675

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 30,	March 31,
	2014	2013
Operating activities:
Net loss	$(24,052)	$(4,655)
Adjustments to reconcile net loss to
cash (used for) provided by operating activities:
Depreciation and amortization	19,927	19,817
Stock-based compensation	592	403
Gain on short- and long-term investments	-	(272)
Gain on disposal of assets	76	334
Asset impairment charge	4,470	-
Non-cash interest expense	1,633	1,820
Gain on extinguishment of debt	-	(4,986)
Severance and other expenses	366	-
Changes in operating assets and liabilities	(3,200)	(10,308)
Cash (used for) provided by operating activities	(188)	2,153

Investing activities:
Capital expenditures	(10,480)	(12,655)
Proceeds from sale/leaseback of equipment	6,395	3,444
Proceeds from the sale of building and related assets	4,364	-
Change in restricted cash	1,549	3,217
Purchases of marketable securities	(1,200)	(1,200)
Sales / maturities of marketable securities	1,200	1,464
Cash provided by (used for) investing activities	1,828	(5,730)

Financing activities:
Proceeds from issuance of common stock	26	-
Repayments of capital lease	(732)	(191)
Repayments of revolving credit line	(116,252)	(115,808)
Proceeds from revolving credit line	114,272	118,097
Repayments of debt	-	(23,469)
Proceeds from private placement of debt	-	11,590
Debt refinancing costs	-	(359)
Cash used for financing activities	(2,686)	(10,140)

Effect of exchange rate changes on cash	679	-

Net decrease in cash and cash equivalents	(367)	(13,717)

Cash and cash equivalents at beginning of period	39,403	53,653

Cash and cash equivalents at end of period	$39,036	$39,936

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	March 30,	December 29,	March 31,
	2014	2013	2013

Net (loss) income - GAAP	$(8,706)	$(15,346)	$1,867
Subtract gain on extinguishment of debt	-	-	(4,986)
Subtract foreign currency gain	(576)	-	(1,980)
Subtract tax benefit	-	(859)	-
Add foreign currency loss	-	3,173	-
Add non-cash interest expenses	834	798	800
Add severance	366	-	332
Add site consolidation expenses	284	592	-
Add asset impairment	-	4,470	-
Net loss - Adjusted	$(7,798)	$(7,172)	$(3,967)

Net loss per common share – GAAP:

Basic earnings (loss) income per share	$(0.31)	$(0.55)	$0.07
Diluted earnings (loss) income per share	$(0.31)	$(0.55)	$0.07

Net loss per common share – Adjusted:

Basic earnings (loss) per share	$(0.28)	$(0.26)	$(0.16)
Diluted earnings (loss) per share	$(0.28)	$(0.26)	$(0.15)

Weighted average common and common equivalent shares outstanding:

Basic	28,047	27,800	25,319
Diluted	28,047	27,800	26,555

Net (loss) income per common share basic and diluted, is calculated by dividing net (loss) income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.